SEPARATION AND RELEASE AGREEMENT


         This Separation and Release Agreement (the "Agreement") is made and entered into as of February 5th, 2000, by and among Philip E. Smith ("Smith") and Integrated Space Systems, Inc., a California Corporation and it's parent company SpaceDev, Inc., a Colorado Corporation (hereinafter collectively referred to as the "Company").

                                    RECITALS
                                    --------

         A. Smith worked for or was employed by the Company pursuant to an employment agreement ("Employment Agreement") and a stock option agreement ("Stock Option Agreement") both dated February 7, 1998 (collectively "the Employment Agreements"). The Company desires to terminate the employment of Smith pursuant to the Employment Agreements.

         B. The Parties desire to bring the termination of Smith's employment to a timely and mutually beneficial conclusion, to avoid publicity attendant to the termination, and to avoid incurring any costs or expenses incident to prosecution of any claims by Smith or the Company.

         C. The Parties enter into the Agreement expressly recognizing that the making of this agreement does not in any way constitute an admission of wrongdoing on the part of either Smith or the Company.

                                   DEFINITIONS
                                   -----------

         The following terms have the following meanings:

         "CLAIMS" means any and all actions, causes of action, claims, costs, damages, debts, demands, expenses, liabilities, losses, obligations, proceedings, and suits of every kind and nature, liquidated or unliquidated, fixed or contingent, in law, equity or otherwise, and whether presently known or unknown.

         "SMITH" means Philip E. Smith.

         The "COMPANY" means Integrated Space Systems, Inc. and SpaceDev, Inc.

         "EFFECTIVE DATE" means the date first written above.

         "PARTIES" means Smith and the Company, collectively.

         "PARAGRAPH" means a numbered paragraph of this Separation and Release Agreement, unless otherwise noted, and all references to a paragraph shall include all subparts or subparagraphs of that paragraph.

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         The "AGREEMENT" means this document.

         NOW THEREFORE, in reliance upon the above recitals and in consideration of the mutual covenants contained herein, the Parties hereby agree and covenant as follows:

         1.1 Smith's employment with the Company is terminated effective February 5th, 2000. Smith waives any right to prior written notice and any other notice from or by the Company. Smith resigns from the ISS Board of Directors.

         1.2 Except for Article 8 of the Employment Agreement which survives the termination of Smith's employment by the Company, the Employment Agreements are terminated and the Parties rights and responsibilities under the Employment Agreements are discharged. The parties expressly agree that Article 8 of the Employment Agreement shall continue on in full force and effect as modified in paragraph 1.8 of this Agreement.

         1.3 The Company agrees to make payments to Smith pursuant to the Promissory Note attached hereto as Exhibit A, and incorporation herein by this reference. Payments shall be made in six (6) successive monthly installments, as follows:

                           FEBRUARY 8, 2000 - $15,000
                           MARCH 1, 2000 -    $11,000
                           APRIL 3, 2000 -    $11,000
                           MAY 1, 2000 -      $11,000
                           JUNE 1, 2000 -     $11,000
                           JULY 3, 2000 -     $11,000

                  (i) This Note may be pre-paid in full without penalty.

                  (ii) Installments not paid within fifteen (15) days after they are due shall be subject to, and it is agreed that Smith shall collect, a "late charge" in the amount of ten (10%) percent of the delinquent monthly payment on each delinquent installment.

                  (iii) In the event that any payment is not made within thirty
(30) days after the due date, the entire remaining unpaid balance shall become immediately due and payable at the option of Smith, without notice, time being of the essence, and the sum shall bear interest from such time until paid at the highest rate allowable under the laws of the State of California. Failure of Smith to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

                  (iv) Larger sums may be paid at anytime if there is no default under this Note, but the payment of any larger sums in addition to the payments required in this Note shall not relieve the Company of the payment of the periodic installments provided for in this Note, unless it is specifically stipulated by the Company at the time of payment that any larger sums are to be applied to the advance payment of the periodic installments next maturing in the order of their due dates.

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

         1.4 The Company agrees to continue to pay Smith his base salary for the pay period from January 29, 2000 through February 11, 2000. Base salary for purposes of this provision shall be calculated on the basis of an annualized salary of ninety thousand dollars ($90,000). Smith agrees that for a period of six months from the date of this Agreement, he will be available for meetings, introductions, review sessions, strategy meetings and to otherwise assist the Company with obtaining or continuing business with the National Reconnaissance Office. With the exception of the first meeting, which shall be without cost to the Company and shall not exceed six hours, the Company will reimburse Smith any expenses in connection with such requests and pay the required hourly rate of any firm that may employ smith under any contract that may be required by that firm.

         1.5 Except for base salary accruing between January 29, 2000 and February 11, 2000, Smith agrees to waive all claims to any accrued but unpaid compensation payable by the Company to Smith under the terms of the Employment Agreements, including but not limited to any accrued but unpaid salary and stock options.

         1.6 The Company agrees to use its best efforts to secure the removal of Smith as a personal guarantor of the Company's line of credit by March 31, 2000. If the Company is not able to obtain a release from the Bank removing Smith from the line of credit, the Company will indemnify and hold Smith harmless against any claim against Smith arising from a demand by the bank under the guarantee Smith executed on the line of credit.

         1.7 Smith agrees and covenants that except as may be authorized by the Company in writing, he shall hold all confidential information in trust and confidence for the Company, and not disclose such information to anyone outside of the Company or use such information for the benefit of anyone other than the Company. Confidential information shall include, without limitation, any and all information concerning (i) the Company's marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, and projections; (ii) personnel information relating to the Company, including organizational structure, salary, and qualifications of the Company's employee; and (iii) customer and supplier information, including identities, sales and purchase history or forecasts and agreements. Smith warrants that with the exception of information pertaining to the California Space Technology Alliance, or information brought with Smith at the time of his employment from outside sources, he is not in possession of any Confidential Information or any information that was created or developed from December 9, 1994 to the date of this agreement. Confidential information shall not include information in the public domain.

         1.8 The Parties agree that the Employment Agreement of Smith is terminated with the exception of Article 8 of the Employment Agreement which shall survive the termination and Article 8 of the Employment Agreement is hereby superceded and amended to read: "For a period of one (1) year after the Effective date, Smith agrees and covenants that he shall not either directly or indirectly solicit, induce, recruit, or compete with the Company in connection with the SpotV or CHIPSat, or SpaceDev Micromission spacecraft as designed for and derived from the NASA JPL study conducted by the Company. In addition Smith

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

shall not compete using hybrid rocket technology and related systems including but not limited to any technology involving: hybrid rocket motors, sounding rockets, orbital launch vehicles, orbital transfer or kick motors. Except that, Smith may pursue other small spacecraft missions, products and launch services. Further, Smith shall not encourage any of the Company's employees to leave their employment or take away employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for himself or for any other person or entity. The provisions of this section shall be enforceable in a court of equity through the remedy of injunctive relief or any other legal or equitable remedy.

         1.9 Smith and the Company agree that Smith shall remain eligible to receive all benefits to which he is entitled pursuant to the Stand-Still Agreement ("Stand Still Agreement"), a copy of which is attached hereto as Exhibit B, and incorporated herein by this reference.

         1.10 Except for the rights and obligations expressly created or reserved by the Agreement, Smith on behalf of himself, his heirs, estate, executors, administrators, successors and assigns fully releases and discharges the Company and all agents, officers, directors, principals, employees, attorneys, subsidiaries, affiliated companies, successors, assigns and insurers of the Company, and each of them, from all actions, causes of action, claims, judgments, obligations, damages, and liabilities, of whatsoever kind and character, occurring at any time or times prior to the date of the Agreement, including, but not limited to, any such claims arising out of or relating to Smith's employment and to any acts or events involving Smith and the Company. Further, Smith agrees that by this Agreement he waives any claim for damages incurred at any time after the date of this Agreement because of alleged continuing effects of any alleged acts or omissions involving the Company that occurred on or before the Effective Date, and any right to sue or pursue arbitration for monetary or injunctive relief against the alleged continuing effects of acts or omissions that occurred prior to the Effective Date.

         1.11 Except for the rights and obligations expressly created or reserved by the Agreement, the Company on behalf of itself, its agents, officers, directors, principals, employees, attorneys, subsidiaries, affiliated companies, successors, assigns and insurers of the Company, and each of them, fully releases and discharges Smith, his heirs, estate, executors, administrators, successors and each of them, from all actions, causes of action, claims, judgments, obligations, damages, and liabilities, of whatsoever kind and character, occurring at any time or times prior to the date of the Agreement, including, but not limited to, any such claims arising out of or relating to Smith's employment and to any acts or events involving Smith and the Company. Further, Smith agrees that by this Agreement he waives any claim for damages incurred at any time after the date of this Agreement because of alleged continuing effects of any alleged acts or omissions involving the Company that occurred on or before the Effective Date, and any right to sue or pursue arbitration for monetary or injunctive relief against the alleged continuing effects of acts or omissions that occurred prior to the Effective Date.

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

         1.12. Smith and the Company expressly waive the benefit of any statutory provision or common law rule that provides, in sum or substance, that a release does not extend to claims which the party does not know or suspect to exist in its favor at the time of executing the release, which if known by it, would have materially affected its settlement with the other party. In particular but without limitation, Smith and the Company expressly waive the provisions of California Civil Code section 1542, which statute reads:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.


         1.13 Smith agrees that he shall not be entitled to any employment with the Company or with any of its subsidiaries or related companies, or any successor, and that he will not apply for employment with the Company or related or successor companies. Smith further agrees that he will not institute or join any action, lawsuit, or proceeding against the Company, its subsidiaries, related companies, or successors for any failure to employ him.

         1.14 For a period of five (5) years from the Effective Date the Company and Smith covenant and agree that the terms, amount and facts of the Agreement shall be kept strictly confidential. Smith therefore agrees not to disclose, directly or indirectly, any information concerning the Agreement to anyone, including past, present and future employees of the Company. Smith further agrees not to divulge or to disclose in any way to any third parties any of the alleged facts, circumstances, or events that gave rise to the Agreement or Smith's termination. . Similarly the Company agrees not to disclose, directly or indirectly, any information concerning the Agreement to any third party. The Company further agrees not to divulge or to disclose in any way to any third parties any of the alleged facts, circumstances, or events that gave rise to the Agreement or Smith's termination. The provisions of this section shall no apply to information that must be disclosed by lawful orders of a Court of competent jurisdiction or to a governmental agency conducting an official inquiry.

         1.15 The Parties understand and agree that any breach of section 1.14 shall entitle nonbreaching Party to bring an action for failure to comply with the terms of this Agreement. Further, this Agreement may be pled as a full and complete defense to any Claim that may be instituted, prosecuted or attempted by either Party in breach of this Agreement. In any such action, and in any action to enforce this Agreement, the prevailing Party shall recover its reasonable attorneys' fees and costs.

         1.16 The Parties expressly understand that both direct and indirect breaches of this Agreement are proscribed. Therefore, Smith and the Company covenant that each will not institute or prosecute, against the other, any action or other proceeding based in whole or in part upon any Claims released by this Agreement.

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

         1.17 All agreements and obligations of the Parties under this Agreement shall survive execution and delivery of this Agreement and are not released or affected hereby.

                               GENERAL PROVISIONS
                               ------------------

         2.1 In entering and making this Agreement, the Parties assume the risk of any mistake of fact or law. If the Parties, or any of them, should later discover that any fact they relied upon in entering this Agreement is not true, or that their understanding of the facts or law was incorrect, the Parties shall not be entitled to seek rescission of this Agreement by reason thereof. This Agreement is intended to be final and binding upon the Parties regardless of any mistake of fact or law.

         2.2 This Agreement shall be binding upon and for the benefit of the Parties and their respective subsidiaries, officers, directors, partners, employees, heirs, conservators, successors, devisees and assigns.

         2.3 Neither the payment of consideration referred to herein, nor the performance of any covenants contained herein, nor anything contained or incorporated herein shall be deemed, nor shall the negotiation, execution and performance of this Agreement constitute, any admission or concession of liability or wrongdoing on the part of any Party, or any other form of admission with respect to any matter, thing or dispute whatsoever. Any such liability or wrongdoing is expressly denied.

         2.4 Each Party warrants that no promise, inducement or agreement not expressed herein has been made in connection with this Agreement. This Agreement constitutes the entire agreement between the Parties and supercedes and replaces all prior negotiations or proposed agreements, written or oral.

         2.5 This Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by an authorized representative of each of the Parties.

         2.6 The language of this Agreement shall be construed as a whole, according to its fair meaning and intention, and not strictly for or against any Party, regardless of who drafted or was principally responsible for drafting the Agreement or any specific term or condition hereof. This Agreement shall be deemed to have been drafted by the Parties jointly, and no Party shall urge otherwise.

         2.7 The headings in this Agreement are for convenience only. They in no way limit, alter or affect the meaning of this Agreement.

         2.8 This Agreement shall be construed and enforced pursuant to the laws of the State of California.

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         2.9 Should any provision of this Agreement be held illegal, such illegality shall not invalidate the whole of this Agreement; instead, the Agreement shall be construed as if it did not contain the illegal part, and the rights and obligations of the Parties shall be construed and enforced accordingly.

         2.10 This Agreement may be executed in multiple originals, each of which is equally admissible in evidence and shall be deemed to be one and the same instrument. The Agreement shall not take effect until each Party has signed a counterpart.

         2.11 Each Party represents and warrants that it has the full power and authority to enter into this Agreement and to perform all transactions, duties and obligations herein set forth. Each signatory to this Agreement who signs on behalf of a Party represents and warrants that he or she has the authority to sign on behalf of that Party.

          2.12 Except as may be otherwise expressly provided herein, this Agreement shall not effect or terminate the Parties rights and responsibilities under the following sections of the Employment Agreement which shall survive the termination of the Employment Agreement and the execution of this Agreement:
Article 8, entitled "Noncompetition; Nonsolicitation; Confidential Information", as superceded and amended by paragraph 1.8 of this Agreement.

         2.13 SMITH FURTHER STATES THAT HE HAS CAREFULLY READ THIS RELEASE, THAT IT HAS BEEN FULLY EXPLAINED TO HIM BY HIS ATTORNEY, OR THAT HE HAS KNOWINGLY AND INTELLIGENTLY WAIVED THE ADVICE OF COUNSEL, AND THAT HE FULLY UNDERSTANDS THE AGREEMENT'S FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO INDUCE HIM TO SIGN THIS AGREEMENT ARE THOSE STATED IN PARAGRAPH 3, AND THAT HE IS SIGNING THIS AGREEMENT VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL CLAIMS.

         IN WITNESS HEREOF, the Parties have executed this Agreement as of the Effective Date.


Philip E. Smith                                   Integrated Space Systems, Inc.


By: /S/ Philip E. Smith                           By: /s/ Charles Lloyd
    -------------------                              ---------------------------


                                                  SpaceDev, Inc.


                                                  By: /s/ James Benson
                                                     ---------------------------

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